Exhibit 99.1

Aytu BioPharma Reports Fiscal 2025 Full Year and Fourth Quarter Operational and Financial Results and Outlines Commercial Launch Plans for EXXUA™

Full year fiscal 2025 net revenue of $66.4 million

Full year fiscal 2025 net loss of $13.6 million

Full year fiscal 2025 adjusted EBITDA1 of $9.2 million

$31.0 million cash balance at June 30, 2025

Exclusive agreement in June 2025 to commercialize EXXUA™ (gepirone) extended-release tablets (“EXXUA”) is expected to serve as a major growth catalyst; the Company anticipates launching EXXUA in the fourth calendar quarter of 2025 as a centerpiece of its commercial efforts as it enters the over $22 billion United States prescription major depressive disorder (“MDD”) market with what the Company believes to be a novel first-in-class oral selective serotonin 5HT1a receptor agonist for adults with MDD

Company to host conference call and webcast today, September 23, 2025, at 4:30 p.m. Eastern time

DENVER, CO / September 23, 2025 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients, today announced operational and financial results for the fiscal 2025 full year and fourth quarter. The Company is also providing an update on its planned commercial launch of EXXUA, which it believes to be a novel first-in-class selective serotonin 5HT1a receptor agonist approved by the United States Food and Drug Administration (“FDA”) for the treatment of MDD in adults.

Full Year Fiscal 2025 Highlights

●	Net revenue increased 2% to $66.4 million versus $65.2 million in fiscal 2024.
●	ADHD Portfolio (primarily Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue was $57.6 million versus $57.8 million in fiscal 2024.
●	Pediatric Portfolio (primarily Karbinal® ER, Poly-Vi-Flor® and Tri-Vi-Flor®) net revenue was $8.8 million versus $7.3 million in fiscal 2024.
●	Net loss of $13.6 million compared to a net loss of $15.8 million. Net loss in fiscal 2025 included $12.1 million of combined impairment expense, restructuring costs and derivative warrant liabilities loss.
●	Adjusted EBITDA was $9.2 million compared to $10.8 million in fiscal 2024.
●	Cash and cash equivalents were $31.0 million at June 30, 2025.

Q4 Fiscal 2025 Highlights

●	Net revenue increased 4% to $15.1 million versus $14.6 million in Q4 fiscal 2024.
●	ADHD Portfolio net revenue was $13.1 million versus $13.8 million in Q4 fiscal 2024.
●	Pediatric Portfolio net revenue was $2.0 million versus $0.8 million in Q4 fiscal 2024.
●

Net loss of $19.8 million compared to a net loss of $4.6 million in Q4 fiscal 2024. Net loss in Q4 fiscal 2025 included $18.1 million of combined impairment expense and derivative warrant liabilities loss.

●	Adjusted EBITDA was $2.0 million for both Q4 fiscal 2025 and 2024.

EXXUA Calendar Fourth Quarter 2025 Commercial Launch Remains on Track

Following Aytu’s June 2025 entry into an exclusive agreement to commercialize EXXUA in the United States, the Company is on track to launch EXXUA in the fourth quarter of calendar 2025. Gepirone is a new chemical entity, and the Company believes EXXUA to be a novel first-in-class selective serotonin 5HT1a receptor agonist approved by the FDA for the treatment of MDD in adults. EXXUA is expected to serve as a major growth catalyst for Aytu moving forward as it enters the over $22 billion United States prescription MDD market.

Key launch activities include:

●	Finalization of product manufacturing, labeling, serialization and delivery to the Company’s third-party logistics provider.
●	Ongoing key opinion leader engagement.
●	Refinement of sales territory alignment and physician targeting.
●	Product positioning, preparation of promotional materials and refinement of physician messaging.
●	Commercial and government payor assessment.

Further, the Company has engaged in discussions to expand upon the existing intellectual property (“IP”) through various potential life cycle management approaches.

Management Discussion

“We enter fiscal 2026 with an opportunity to significantly transform Aytu into one of the industry leaders in addressing complex CNS diseases following our recent exclusive agreement to commercialize EXXUA for major depressive disorder,” commented Josh Disbrow, Chief Executive Officer of Aytu. “EXXUA is a perfect strategic fit and will be a centerpiece of Aytu’s commercial efforts going forward considering the significant commercial potential, uniqueness of the product, our sales force’s CNS focus and alignment with our proprietary Aytu RxConnect patient access platform. We remain on track to launch EXXUA in the fourth quarter of calendar 2025.”

“The results of the fourth quarter and fiscal year highlight the stability within our existing ADHD and Pediatric portfolios as well as our focus on driving efficiencies across our operations to report our 9th consecutive quarter of positive adjusted EBITDA,” Disbrow continued. “As we ramp up our commercial focus on EXXUA, it is our expectation that we will exit fiscal 2026 on a trajectory that positions Aytu as one of the fastest growing CNS-focused companies in the industry. We look forward to the realization of the significant market potential of EXXUA while positively impacting the lives of MDD patients,” Disbrow concluded.

Net Revenue by Product Portfolio

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(in thousands)
ADHD Portfolio	$13,107	$13,758	$57,576	$57,784
Pediatric Portfolio	2,017	841	8,769	7,280
Other*	11	(6)	37	119
Total net revenue	$15,135	$14,593	$66,382	$65,183

* Other includes discontinued or deprioritized products.

Full Year Fiscal 2025 Financial Results

Net revenue for full year fiscal 2025 was $66.4 million, compared to $65.2 million for the prior year.

The ADHD Portfolio net revenue was $57.6 million in full year fiscal 2025, compared to $57.8 million in the prior year period. The change from the year ago period was a result of a decrease in the total number of prescriptions written offset by improvements in gross to net adjustments through assertive management of the Company’s brands’ economics as enabled through Aytu RxConnect.

The Pediatric Portfolio was $8.8 million in full year fiscal 2025, compared to $7.3 million in the prior year period. Pediatric Portfolio growth reflects the positive effects from the Company’s recently implemented return-to-growth plan resulting in an increase in units sold by 49%, partially offset by a reduction in gross to net adjustments.

Gross profit was $45.8 million, or 69% of net revenue, in the full year fiscal 2025, compared to $49.1 million, or 75% of net revenue last year. The decrease in gross profit percentage is primarily related to increased cost of sales in the Company’s ADHD inventory. The inventory’s higher cost resulted from the allocation of certain overhead costs associated with the Company’s now closed Grand Prairie, Texas manufacturing facility, to a reduced amount of ADHD product being produced there. This situation occurred as the Company ramped up production at its contract manufacturer and concurrently decreased production at Grand Prairie, Texas. This higher cost inventory is expected to be liquidated in the coming quarters as the Company continues to sell these products through its distribution channels, resulting in a normalization of ADHD gross profit percentage.

Operating expenses, excluding amortization of intangible assets, restructuring costs and impairment expense, were $39.6 million in full year fiscal 2025 compared to $44.8 million in the prior year. The decrease is primarily a result of continued cost reduction efforts and improved operational efficiencies as part of the Company’s overall strategic realignment.

Net income from discontinued operations, net of tax for full year fiscal 2025 was $0.6 million compared to net loss from discontinued operations, net of tax of $3.3 million in the prior year. Discontinued operations pertain to the Consumer Health business which was successfully wound down and divested in the first quarter of fiscal 2025.

Net loss during full year fiscal 2025 was $13.6 million, or $2.16 net loss per share basic and diluted compared to a net loss of $15.8 million, or $2.86 net loss per share basic and diluted, in the prior year. The full year fiscal 2025 results were impacted by $8.3 million of impairment expense on the Company’s Pediatric Portfolio primarily as a result of its shifted focus on its commercial efforts to the psychiatric product portfolio and preparation for the EXXUA launch; $1.7 million of derivative warrant liabilities loss due primarily to an increase in the fair value of 8.2 million liability classified prefunded warrants from when they were issued in June 2025 until the end of fiscal 2025, partially offset by a decrease in the fair value of the Company’s other warrants and prefunded warrants due to an overall decrease in the Company’s stock price during fiscal 2025; and $2.1 million of restructuring costs primarily related to the closure of the Company’s Grand Prairie, Texas manufacturing site.

Adjusted EBITDA was $9.2 million in full year fiscal 2025, compared to $10.8 million in the prior year period.

Cash and cash equivalents were $31.0 million at June 30, 2025, compared to $18.2 million at March 31, 2025.

Q4 Fiscal 2025 Financial Results

Net revenue for the fourth quarter of fiscal 2025 was $15.1 million, compared to $14.6 million for the prior year period.

The ADHD Portfolio net revenue was $13.1 million in the fourth quarter of fiscal 2025, compared to $13.8 million in the prior year period. The change from the year ago period was primarily a result of a decrease in the total number of prescriptions written.

The Pediatric Portfolio net revenue was $2.0 million in the fourth quarter of fiscal 2025, compared to $0.8 million in the prior year period. Pediatric Portfolio growth reflects the positive effects from the Company’s recently implemented return-to-growth plan.

Gross profit was $10.3 million, or 68% of net revenue, in the fourth quarter of fiscal 2025, compared to $11.1 million, or 76% of net revenue, in the same quarter last year.

Operating expenses, excluding amortization of intangible assets, restructuring costs and impairment expense, were $8.7 million in the fourth quarter of fiscal 2025 compared to $10.5 million in the prior year period. The decrease is primarily a result of continued cost reduction efforts and improved operational efficiencies as part of the Company’s overall strategic realignment.

Net income from discontinued operations, net of tax for the fourth quarter of fiscal 2025 was $0.1 million compared to net loss from discontinued operations, net of tax of $1.2 million in the year ago period. Discontinued operations pertain to the Consumer Health business which was successfully wound down and divested in the first quarter of fiscal 2025.

Net loss during the fourth quarter of fiscal 2025 was $19.8 million, or $2.92 net loss per share basic and diluted compared to a net loss of $4.6 million, or $0.82 net loss per share basic and diluted, in the prior year period. The fiscal 2025 fourth quarter results were impacted by $8.3 million of impairment expense on the Company’s Pediatric Portfolio primarily as a result of its shifted focus on its commercial efforts to the psychiatric product portfolio and preparation for the EXXUA launch and $9.9 million of derivative warrant liabilities loss due primarily to the increase in the Company’s stock price and an increase in the fair value of 8.2 million liability classified prefunded warrants from when they were issued in June 2025 until the end of fiscal 2025.

Adjusted EBITDA was $2.0 million for both the fourth quarter of fiscal 2025 and 2024.

Conference Call Details

Date and Time: Tuesday, September 23, 2025, at 4:30 p.m. Eastern time.

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 447137.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster4.com/Webcast/Page/2142/52803, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until October 7, 2025, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 52803.

About Aytu BioPharma

Aytu is a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients. The Company’s prescription products include EXXUA™ (gepirone) extended-release tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of major depressive disorder (MDD), Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), and a line of legacy products, including Karbinal® ER (carbinoxamine maleate), Poly-Vi-Flor® and Tri-Vi-Flor®. To learn more, please visit aytubio.com.

About EXXUA

EXXUA is a novel oral selective serotonin 5HT1a receptor agonist indicated for the treatment of major depressive disorder (MDD) in adults. EXXUA is also being developed for other psychiatric disorders.

INDICATIONS and IMPORTANT SAFETY INFORMATION for EXXUA

INDICATIONS

EXXUA is indicated for the treatment of major depressive disorder (MDD) in adults.

IMPORTANT SAFETY INFORMATION

Antidepressants increased the risk of suicidal thoughts and behaviors in pediatric and young adult patients in short-term studies. Closely monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors.

EXXUA is not approved for use in pediatric patients.

Do not take EXXUA if you:

●	are allergic to EXXUA or any of the ingredients in EXXUA.
●	have a prolonged QTc interval greater than 450 msec or congenital long QT syndrome.
●	are taking medicines known as strong CYP3A4 inhibitors. Ask your healthcare provider if you are not sure if you are taking one of these medicines.
●	have severe liver problems.
●

are taking, or have stopped taking within the last 14 days, a medicine called a monoamine oxidase inhibitor (MAOI), including the antibiotic linezolid or intravenous methylene blue. Ask your healthcare provider or pharmacist if you are not sure if you take an MAOI, including the antibiotic linezolid or intravenous methylene blue.

Do not start taking an MAOI for at least 14 days after you have stopped treatment with EXXUA.

EXXUA may cause serious side effects, including:

Changes in the electrical activity of your heart called QT prolongation. QT prolongation can cause irregular heartbeats that can be life-threatening. Your healthcare provider will check the electrical activity of your heart with a test called an electrocardiogram (ECG) and will also do blood tests to check your levels of body salts (electrolytes) before and during treatment with EXXUA. Your healthcare provider may check your electrolytes more often during treatment if you have heart failure, a slow heart rate, abnormal levels of electrolytes in your blood, or if you take other medications that can prolong the QT interval of your heartbeat.

A potentially life-threatening problem called serotonin syndrome can happen when EXXUA is taken with certain other medicines.

Manic episodes may happen in people with bipolar disorder who take EXXUA.

Please read FULL PRESCRIBING INFORMATION for EXXUA.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. The Company believes that net loss is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net loss to adjusted EBITDA.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or its business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of its products, its partners performing their required activities, its anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. The Company also refers you to (i) the risks described in “Risk Factors” in Part I, Item 1A of the Company’s most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net revenue	$15,135	$14,593	$66,382	$65,183
Cost of goods sold	4,881	3,541	20,551	16,129
Gross profit	10,254	11,052	45,831	49,054

Operating expenses:
Selling and marketing	4,781	5,422	20,906	22,083
General and administrative	3,696	4,028	17,379	19,954
Research and development	216	1,042	1,326	2,769
Amortization of intangible assets	921	921	3,683	3,683
Restructuring costs	—	1,912	2,101	2,156
Impairment expense	8,263	—	8,263	—
Total operating expenses	17,877	13,325	53,658	50,645
Loss from operations	(7,623)	(2,273)	(7,827)	(1,591)
Other (expense) income, net	(1,230)	120	(512)	870
Interest expense	(730)	(1,253)	(3,703)	(5,059)
Derivative warrant liabilities (loss) gain	(9,860)	1,463	(1,703)	(4,004)
Loss on extinguishment of debt	—	(594)	—	(594)
Loss from continuing operations before income tax expense	(19,443)	(2,537)	(13,745)	(10,378)
Income tax expense	(437)	(841)	(437)	(2,142)
Net loss from continuing operations	(19,880)	(3,378)	(14,182)	(12,520)
Net income (loss) from discontinued operations, net of tax	62	(1,239)	620	(3,324)
Net loss	$(19,818)	$(4,617)	$(13,562)	$(15,844)

Basic and diluted weighted-average common shares outstanding	6,791,532	5,619,726	6,279,744	5,537,957

Net (loss) income per share:
Basic and diluted - continuing operations	$(2.93)	$(0.60)	$(2.26)	$(2.26)
Basic and diluted - discontinued operations, net of tax	$0.01	$(0.22)	$0.10	$(0.60)
Basic and diluted - net loss	$(2.92)	$(0.82)	$(2.16)	$(2.86)

Aytu BioPharma, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	June 30,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$30,952	$20,006
Accounts receivable, net	31,155	23,526
Inventories	11,434	12,141
Prepaid expenses and other current assets	5,638	5,097
Current assets of discontinued operations	—	1,121
Total current assets	79,179	61,891
Non-current assets:
Property and equipment, net	532	693
Operating lease right-of-use assets	1,061	829
Intangible assets, net	42,201	52,453
Other non-current assets	1,204	2,185
Non-current assets of discontinued operations	—	44
Total non-current assets	44,998	56,204
Total assets	$124,177	$118,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,601	$10,314
Accrued liabilities	38,164	38,143
Revolving credit facility	9,063	2,395
Current portion of debt	1,857	1,857
Other current liabilities	3,379	8,962
Current liabilities of discontinued operations	—	557
Total current liabilities	63,064	62,228
Non-current liabilities:
Debt, net of current portion	10,895	10,877
Derivative warrant liabilities	26,334	12,745
Other non-current liabilities	4,918	4,529
Total non-current liabilities	42,147	28,151
Stockholders’ equity:
Preferred stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.0001; 200,000,000 shares authorized; 8,976,913 and 5,972,638 shares issued and outstanding, respectively	1	1
Additional paid-in capital	352,500	347,688
Accumulated deficit	(333,535)	(319,973)
Total stockholders’ equity	18,966	27,716
Total liabilities and stockholders’ equity	$124,177	$118,095

Aytu BioPharma, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net loss - GAAP	$(19,818)	$(4,617)	$(13,562)	$(15,844)
Interest expense	730	1,253	3,703	5,059
Income tax expense	437	841	437	2,142
Depreciation and amortization	1,278	1,398	5,191	5,910
Stock-based compensation expense	113	243	576	2,374
Other expense (income), net	1,230	(120)	512	(870)
Derivative warrant liabilities loss (gain)	9,860	(1,463)	1,703	4,004
One-time transactions	—	150	—	1,001
Non-recurring legal fees	—	—	402	—
Restructuring costs	—	1,912	2,101	2,156
Impairment expense	8,263	—	8,263	—
Loss on extinguishment of debt	—	594	—	594
Pipeline research and development costs	8	599	480	983
Net (income) loss from discontinued operations, net of tax	(62)	1,239	(620)	3,324
Adjusted EBITDA - non-GAAP	$2,039	$2,029	$9,186	$10,833